                                                                   Exhibit 99.1


              WRC Media, Inc.
[WRC          512 Seventh Avenue
 media        23rd Floor
 logo}        New York, NY  10018



CONTACT: Richard Nota
         WRC Media Inc.
         212-768-1150
         Fax 212-768-1887
         rnota@wrcmedia.com
         ------------------
         www.wrcmedia.com

For Immediate Release


          WRC MEDIA INC., A LEADING SUPPLEMENTARY EDUCATION PUBLISHER,
                     REPORTS FIRST QUARTER RESULTS FOR 2003


New York, NY, May 15, 2003 - WRC Media reports first quarter results-consolidated first quarter Operating Income up 45.3% and EBITDA up 22.8%.

WRC Media's EBITDA (see footnote 1) for the first quarter ended March 31, 2003 was $9.3 million, $1.7 million or 22.8% greater than the same period last year on revenue of $47.0 million, which was $0.2 million or 0.4% higher than in 2002. Martin E. Kenney, Chief Executive Officer, commented, "Our profitability measured in terms of operating income was up significantly - $3.5 million of operating income versus $2.4 million for the first quarter of last year and EBITDA was up 22.8% for the three months ended March 31, 2003. Net revenue for the first quarter of 2003 slightly increased 0.4% to $47.0 million from $46.8 million for the same period in 2002."

Mr. Kenney added, "We continue to meet our bottom line targets by aggressively controlling costs, as a difficult K-12 funding environment continued to pressure our top line. We showed significant operating expense improvement versus the first quarter of 2002. Operating expenses declined during the current quarter primarily due to lower sales and marketing expenses. Offsetting these declines in operating expenses was an increase of $1.0 million in general and administrative expenses primarily due to an increase in our bad debt reserve as well as $0.5 million of restructuring and other non-recurring charges. The restructuring costs of $0.3 million are resulting primarily from personnel actions and other non-recurring charges of $0.2 million represent one-time charges associated with two potential acquisitions which did not occur."


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

Mr. Kenney continued, "The K-12 funding environment continues to be impacted by growing state budget deficits, which have been causing reductions in state and local educational spending, including spending on supplemental educational materials. While we believe WRC will benefit from numerous provisions in the federal "No Child Left Behind Act" (NCLB) - most of this federal educational funding will not be available until later in 2003. Although we expect that federal educational funding will increase in 2003 (as a result of the NCLB Act), we do not believe this funding improvement will be sufficient to offset cuts in state and local education funding. In addition, as a result of budget deficits it is expected that buying decisions may be put off by many states and local school districts until fiscal year 2004, which typically begins July 1, 2003. Accordingly, we expect that these cuts and delayed purchases will negatively affect our top-line revenue in the second quarter and may continue to affect our top-line revenue beyond the second quarter.

In the near term, WRC Media has initiated the following strategies to obtain access to funding: (i) working with schools, libraries, districts and states to help them identify funds for our programs, (ii) writing grants for schools and libraries to obtain funding from state and federal sources, and (iii) working with schools and libraries to include WRC products, providing solution-based product suites aimed at improving test scores. In the medium term, we believe the Company is well positioned to benefit during this time of change based on the following competitive advantages: (i) excellent scientific research behind the Company's products, which has proven to be extremely important with the passing of the NCLB Act, (ii) among the most comprehensive and effective sales channels in the industry, and (iii) a product suite that meets the key requirements of the federal funding guidelines for 2003."

Mr. Kenney concluded, "While our current market outlook is for continued pressure on top-line revenue in the second quarter, we are cautiously optimistic about the prospects for the second half of 2003."


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

Net revenue for the first quarter of 2003 increased $0.2 million, or 0.4%, to $47.0 million from $46.8 million for the same period in 2002. At Weekly Reader, sales of $10.5 million for the first quarter of 2003 were $1.3 million or 14.1% higher than the same period in 2002 driven primarily by $1.0 million of higher custom publishing revenue from Weekly Reader's subsidiary, Lifetime Learning Systems (LLS).

At World Almanac Education Group, first quarter sales decreased slightly by $0.1 million, or 0.8% to $12.6 million from $12.7 million for the same period in 2002 driven by lower sales at WAE Library Services and Gareth Stevens primarily due to the continuing weak environment for school library funding.

At AGS, sales decreased $0.4 million, or 3.3%, to $11.7 million for the first quarter of 2003 from $12.1 million for the same period in 2002, primarily due to lower sales of curriculum products. Growth in core curriculum ($0.2 million) and assessment products ($0.2 million) was more than offset by decreases in backlist curriculum products ($0.8 million).

At CompassLearning, total revenue decreased $1.3 million, or 10.4%, to $11.2 million for the three months ended March 31, 2003 from $12.5 million for the same period in 2002. CompassLearning derives most of its new software sales through federal Title 1 appropriations granted to schools. The Company should benefit directly from the increased federal funding when the funds reach school administrators. First quarter sales at ChildU, an unrestricted subsidiary of the Company (see footnote 1 below), approximated $1.0 million which was $0.7 million or 233.3% higher than the same period in 2002. This increase in sales was driven by greater revenue from ChildU's web-enabled software products which received greater market acceptance resulting in part from the increase in the number of schools connected to the Internet in 2003 compared to the prior year.

For the three-months ended March 31, 2003, operating income increased $1.1 million, or 45.3%, to $3.5 million from $2.4 million in 2002. This increase was primarily due to lower operating costs and expenses, as previously discussed.


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

Net loss decreased by $82.4 million, or 94.9% for the three months ended March 31, 2003, to $4.4 million from $86.8 million in 2002 primarily due to $80.7 million of net non-cash charges as a result of the Company's adoption of SFAS No. 142 (in 2002, these charges were comprised of a $72.0 million non-cash impairment charge recorded as a cumulative effect of an accounting change and an $8.7 million non-cash tax provision).

As of March 31, 2003, WRC Media's cash balance was $3.5 million (which included $0.8 million of cash restricted to fund WRC Media's unrestricted subsidiary) and consolidated debt was $277.2 million. During the three months ended March 31, 2003, WRC Media made scheduled principal payments of $1.8 million on its senior credit facilities and as of March 31, 2003, there were $5.0 million in outstanding advances under the Company's revolving credit facility. Capital expenditures (including prepublication costs) for the three months ended March 31, 2003 were $2.2 million.

For further information about WRC Media's results of operations, financial condition, cash flows, liquidity and other financial information, please see the Company's report on Form 10-Q publicly filed today with the Securities and Exchange Commission.
--------------------------------------------------------------------------------
Footnote 1:   EBITDA is defined as income (loss) before interest expense, taxes, depreciation and amortization and other non-recurring charges as defined in the Company's Credit Agreement. EBITDA data is a non-GAAP measure and is included in our discussion because we believe this information may be considered by investors as an additional basis on which to evaluate WRC Media's ability to pay interest, re-pay debt and make capital expenditures.
              (Because all companies do not calculate EBITDA identically, the presentation of EBITDA in this press release is not necessarily comparable to similarly titled measures of other companies.) EBITDA does not represent or should not be considered more meaningful than, or an alternative to, measures of operating performance determined in accordance with GAAP.

              Adjusted EBITDA is defined as EBITDA excluding WRC Media's unrestricted subsidiaries. Given the projected near-term financial performance of ChildU(TM) and ThinkBox(TM), WRC Media designated ChildU(TM) and ThinkBox(TM) "Unrestricted Subsidiaries" under its Credit Agreement so as to: (i) exclude them from all the negative covenants in the Credit Agreement, including the financial covenants, and from agreed upon affirmative covenants, representations and warranties and events of default; and (ii) permit additional investments in ChildU(TM) and ThinkBox(TM) by WRC Media and its subsidiaries in excess of the acquisition funding requirements to fund operations, if necessary. As a result of the above-mentioned designation, ChildU(TM) and ThinkBox(TM) financial performance will not be reflected in any covenant calculations.

                                     * * * * * * *

WRC Media Inc., a leading publishing and media company, creates and distributes innovative supplementary educational materials for the school, library, and home markets. WRC Media's product suite includes some of the best-known brands in education, recognized for their consistent high quality and proven effectiveness. WRC Media Inc. operates in one industry segment, educational publishing organized in two principal operating units:

The Assessment, Curriculum and Electronic Group is comprised of AGS(R) and CompassLearning, Inc.


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       AGS(R) is a leader in producing highly reliable and valid behavior, ability, achievement, and speech-language assessments for all ages. The company also publishes a variety of high-interest, low-reading-level textbooks for middle and high school students, as well as curriculum-based assessment software and test preparation programs.

       CompassLearning(TM) is the leader in research-driven, standards-based innovative-learning solutions that provide choices to help teachers manage student performance, personalize learning, and connect communities of learners. With over 7,000 hours of curriculum and instruction, more than 20,000 schools use CompassLearning(TM) solutions.

The Reference and Periodicals Group is comprised of World Almanac Education Group, Weekly Reader Corporation and Lifetime Learning Systems.

       World Almanac Education Group, Inc. publishes the World Almanac(R), the World Almanac for Kids, Facts On File(R) news periodicals and Internet services, Gareth Stevens books, and the Funk & Wagnalls(R) encyclopedia. The company distributes high quality print and electronic education materials to schools and libraries.

       Weekly Reader Corporation publishes Weekly Reader(R) periodicals serving over 7 million school children. It also publishes other branded periodicals and instructional materials, including Teen Newsweek(R), published for middle and high school students.

       Lifetime Learning Systems(R) is the recognized leader in developing customized educational programs. Lifetime's programs are customized for sponsors; including corporations, nonprofit associations and government agencies that have the need to cost effectively convey important public relations and marketing messages to targeted audiences.

Information in this press release contains forward-looking statements, including statements regarding our expectations, beliefs, intentions or strategies that involve a number of risks, uncertainties, and assumptions. Should any of the risks or uncertainties develop into actual events, or our assumptions prove to be inaccurate, actual outcomes and results could differ materially from what is expressed in such forward-looking statements and these developments or inaccuracies could materially and adversely affect our business, financial condition and results of operations. Risks and uncertainties relating to WRC Media's and its subsidiaries' businesses are set forth in the documents and reports filed from time to time with the Securities and Exchange Commission.

Additional links:
www.wrcmedia.com
www.agsnet.com
www.compasslearning.com
www.weeklyreader.com
www.worldalmanac.com
www.worldalmanacforkids.com
www.facts.com
www.wae.cc
www.childu.com
www.garethstevens.com
www.thinkbox.com
www.lls-online.com


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

                                 WRC Media Inc.
               For the three months ended March 31, 2003 and 2002
                                ($ in thousands)


                                                                             Actual                     Increase/(Decrease)
                                                                 ------------------------------    ------------------------------
                                                                   3/31/2003       3/31/2002             $               %
                                                                 --------------  --------------    --------------  --------------
Net Revenue                                                           $ 46,977        $ 46,787          $    190            0.4%

Costs and Expenses:
      Operating costs and expenses                                      37,735          38,760            (1,025)          (2.6%)
      Restructuring and non-recurring expenses                             480               -               480             N/A
      Depreciation                                                         616             782              (166)         (21.2%)
      Amortization of other intangibles                                  4,633           4,827              (194)          (4.0%)
                                                                 --------------  --------------    --------------  --------------
      Total operating costs and expenses                                43,464          44,369              (905)          (2.0%)

Operating Income                                                         3,513           2,418             1,095           45.3%

Interest expense                                                         7,082           7,331              (249)          (3.4%)
Other, net (income)/expense                                                231             478              (247)         (51.7%)
Income taxes                                                               588           9,339            (8,751)         (93.7%)
                                                                 --------------  --------------    --------------  --------------
Net Loss before cumulative effect of change
    in accounting principle                                             (4,388)        (14,730)          (10,342)         (70.2%)
Cumulative effect of change in accounting principle                          -         (72,022)          (72,022)        (100.0%)
                                                                 --------------  --------------    --------------  --------------

Net loss                                                              $ (4,388)       $(86,752)         $(82,364)         (94.9%)
                                                                 ==============  ==============    ==============  ==============


EBITDA / Adjusted EBITDA reconciliation to Net Loss

EBITDA
      Net Loss                                                        $ (4,388)       $(86,752)         $(82,364)         (94.9%)
      Depreciation and amortization of intangibles**                     5,508           5,609              (101)          (1.8%)
      Income taxes                                                         588           9,339            (8,751)         (93.7%)
      Interest expense                                                   7,082           7,331              (249)          (3.4%)
      Non-cash cumulative effect of accounting change                        -          72,022           (72,022)        (100.0%)
      Restructuring charges                                                288               -               288            0.0%
      Non-recurring charges                                                192               -               192            0.0%
                                                                 --------------  --------------    --------------  --------------
EBITDA                                                                   9,270           7,549             1,721           22.8%
      Plus / (Minus): ChildU EBITDA (gain)/loss                           (138)            329              (467)        (141.9%)
      Plus / (Minus): Thinkbox EBITDA loss                                   -             253              (253)        (100.0%)
                                                                 --------------  --------------    --------------  --------------
Adjusted EBITDA  (excluding unrestricted subsidiaries)                $  9,132        $  8,131          $  1,001           12.3%
                                                                 ==============  ==============    ==============  ==============

** 2003 Amount includes amortization of capitalized software costs of $259 which are included in operating costs and expenses above.


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